Exhibit 10.1

EMPLOYMENT AGREEMENT

AS AMENDED AND RESTATED EFFECTIVE FEBRUARY 19, 2010

Office Depot, Inc., a Delaware corporation (the “Company”), and Steve Odland (“Executive”) entered into an employment agreement dated March 11, 2005, as amended on February 25, 2008 (that employment agreement and amendment being the “Original Agreement”). The Company and Executive hereby further amend and restate the Original Agreement in its entirety (as so amended and restated, the “Agreement”), effective as of February 19, 2010.

WHEREAS, the Company desires to continue to employ Executive and to enter into an agreement embodying the terms of such continued employment; and

WHEREAS, Executive desires to accept such continued employment and enter into such an agreement;

In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Subject to the provisions of Section 8 of this Agreement, Executive shall continue to be employed by the Company for a period commencing on the date hereof and ending on March 11, 2011 on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing on March 11, 2011 and on each subsequent anniversary, (each an “Extension Date”), Executive’s period of employment hereunder shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 90 days prior written notice before the next Extension Date (the “Notice Period”) that such employment period shall not be so extended (the employment period under this Section 1 being the (the “Employment Term”).

2. Position.

a. During the Employment Term, Executive shall serve as the Chief Executive Officer of the Company and the Chairman of the Board of Directors of the Company (the “Board”). In such positions, Executive shall report directly to the Board and shall have such duties and authority as shall be customary for persons occupying such positions for companies of like size and type. Executive shall initially be appointed as a member of the Board, and shall be nominated to serve as a member of the Board during the Employment Term.

b. During the Employment Term, Executive shall devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that, subject to the prior approval of the Board, Executive may accept appointment to or continue to serve on any board of directors or trustees of any business corporation or any charitable organization and Executive may manage his personal investments, provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 9.

3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $1,000,000, payable in regular installments in accordance with the Company’s usual payment practices for senior executives. Executive shall be entitled to such increases (but no decreases) in Executive’s base salary, if any, as may be determined annually by the Compensation Committee of the Board in its sole discretion. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4. Bonuses.

a. Annual Bonus. With respect to each full calendar year during the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus” pursuant to the terms of the Company’s annual bonus program for executives, the “Bonus Program”). Executive shall receive an Annual Bonus of 160% of Executive’s Base Salary (the “Target Bonus”) if annual performance targets set by the Compensation Committee of the Board (the “Performance Targets”) are achieved. Performance Targets are established annually by the Compensation Committee of the Board. Each Annual Bonus shall be paid at the time specified in the Bonus Program. In the event that there are any inconsistencies between the Bonus Program and the terms hereof, the terms hereof shall govern.

b. Special Retention Bonus. Upon Executive’s termination of employment with the Company (subject to Section 8(f)), Executive shall be entitled to receive a special cash retention bonus (the “Retention Bonus”) of up to $5,000,000 determined as follows:

(i) If Executive terminates employment on or after September 14, 2012 for any reason, or if Executive’s employment with the Company is terminated at any time due to a termination by the Company without Cause, a voluntary termination for Good Reason, or a termination due to death or Disability (as such terms are defined below) (any such termination, a “Qualifying Termination”), the Retention Bonus shall equal $5,000,000.

(ii) If Executive terminates employment on or after September 14, 2011 and prior to September 14, 2012, other than due to a Qualifying Termination, the Retention Bonus shall equal $3,333,333.

(iii) If Executive terminates employment on or after September 14, 2010 and prior to September 14, 2011, other than due to a Qualifying Termination, the Retention Bonus shall equal $1,666,667.

(iv) If Executive terminates employment prior to September 14, 2010, other than due to a Qualifying Termination, the Retention Bonus shall equal zero (i.e., no Retention Bonus shall be paid).

The Company shall pay the amount of Retention Bonus due under subparagraph 4(b)(i) through (iv), as applies, within thirty days after the date of Executive’s termination of employment, subject to Section 8(f).

5. Equity Arrangements.

a. Generally. Executive shall be eligible to participate in all Company long-term equity incentive plans and programs that cover senior executives of the Company. Any equity incentive awards granted to Executive prior to the date of this Agreement (including awards granted pursuant to the Original Agreement) shall remain subject to the terms set forth in the Original Agreement and applicable award agreements.

b. Change of Control. Upon the occurrence of a Change of Control (as defined below) following the date of this Agreement, all options, restricted stock and other long-term equity or other long-term incentive awards then held by Executive, shall fully vest as of the effective date of the Change of Control. The parties hereto acknowledge and agree that a “Change of Control” within the meaning of the Original Agreement occurred on October 14, 2009 as a result of the investment by BC Partners Ltd. (“BC Partners”) in the Company (the “BC Partners Investment”) and, accordingly, the equity awards held by Executive on such date became fully vested.

6. Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company’s pension and welfare benefit plans, programs and arrangements (other than severance plans) generally made available to other senior executives of the Company as in effect from time to time (collectively “Employee Benefits”), except to the extent otherwise provided herein. Executive shall be entitled to six weeks’ vacation per year. In particular, and not by way of limitation, Executive’s vacation benefits shall be pursuant to the Company’s vacation policy as in effect from time to time (the “Vacation Policy”). Upon a termination of Executive’s employment (other than a termination for Cause), Executive and his covered dependents shall be entitled to continue to participate in the Company’s health, dental and vision plans for a period of thirty-six (36) months following such termination of employment, at the type of coverage in effect under such plans for Executive immediately prior to such termination of employment (e.g., family coverage), at the same premium cost to Executive as applies to former employees under such plans during such period pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA); provided, (a) Executive’s entitlement to participate in such plans shall cease if he becomes eligible for comparable medical, dental and vision coverage, respectively, with a subsequent employer during such continuation period and (b) the Company may amend or terminate one or more such plans, as applicable to employees of the Company generally, from time to time in the Company’s discretion. In addition, upon a termination of the Employment Term and Executive’s employment (other than a termination for Cause), Executive and his covered dependents shall be entitled to continue to participate in all of the Company’s other welfare benefit plans (e.g. disability, group and supplemental life insurance, AD&D), other than self insured short term disability benefits, at the level and scope of coverage in effect under such plans for Executive immediately prior to such termination, to the extent permitted by law and, for fully-insured plans, to the extent permitted by the insurer (for which purpose, the Company shall use commercially reasonable efforts to obtain a rider or other contractual undertaking from the insurer to permit such continuation of coverage if not otherwise provided thereunder upon such termination), for a period of thirty-six (36) months following such termination of employment, for which Executive shall be obligated to pay to the Company the full (not Company-subsidized) premium (or analogous charge for self funded coverage) applicable for such benefit. Executive’s entitlement to participate in such welfare benefit plans shall cease if he becomes eligible for comparable coverage, as determined on a benefit-by-benefit and coverage-by-coverage basis, with a subsequent employer during such continuation period and the Company may amend or terminate one or more such welfare benefit plans, as applicable to employees of the Company generally, from time to time in the Company’s discretion. To the extent that any contract under any such fully insured welfare benefit can be assigned to Executive as his individual contract, the Company shall, at Executive’s election, case such assignment to Executive in accordance with the terms of the applicable contract.

7. Business Expenses and Perquisites.

a. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be promptly reimbursed by the Company in accordance with Company policies. To the extent that any such reimbursement does not qualify for exclusion from Federal income taxation, the Company will make the reimbursement only if Executive incurs the corresponding expense during the term of this Agreement or the period of two years thereafter and submits the request for reimbursement no later than two months prior to the last day of the calendar year following the calendar year in which the expense was incurred so that the Company can make the reimbursement on or before the last day of the calendar year following the calendar year in which the expense was incurred; the amount of expenses eligible for such reimbursement during a calendar year will not affect the amount of expenses eligible for such reimbursement in another calendar year, and the right to such reimbursement is not subject to liquidation or exchange for another benefit from the Company.

b. Perquisites.

(i) Executive shall be entitled to participate in the Company’s perquisite plans, programs and arrangements generally in effect from time to time for senior executives of the Company, except to the extent otherwise provided herein.

(ii) Executive shall be entitled to a $25,000 annual allowance for all costs associated with Executive’s ownership (or lease) and maintenance of an automobile. The allowance will be paid in substantially equal installments in accordance with the Company’s usual payment practices for base salary for senior executives.

(iii) Executive shall be entitled to personal use of the Company’s private aircraft for up to a maximum of 100 hours annually. Executive shall recognize imputed income for such use based upon applicable Treasury Regulations in effect from time to time. Executive acknowledges that use of Company aircraft for business purposes shall take priority over personal usage, and he will work together with the Company’s Chief Financial Officer (who has oversight responsibility for Company aircraft) to ensure that Executive’s personal usage is reasonably coordinated with business needs. For the purposes of this Section 7(b)(iii), “annually” shall mean each calendar year during the Employment Term. Executive’s use of the Company’s private aircraft pursuant to this provision during a calendar year will not affect the amount of such use to which Executive is eligible in any other calendar year, and Executive’s right to such use of the Company’s private aircraft is not subject to liquidation or exchange for another benefit from the Company.

8. Termination. The Employment Term and Executive’s employment hereunder may be terminated by the Company or Executive at any time and for any reason. Notwithstanding any other provision of this Agreement, the provisions of this Section 8 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

a. Termination by the Company for Cause or Executive’s Resignation without Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause and shall terminate automatically upon Executive’s resignation without Good Reason.

(ii) For purposes of this Agreement, any amount payable to Executive solely as a result of a termination of Executive’s employment that constitutes a “deferral of compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), shall not be payable before the occurrence of Executive’s “separation from service” under Section 409A(a)(2)(A)(i) of the Code or such earlier payment event permitted under Section 409A(a)(2)(A) (and subject to Section 409A(a)(2)(B)) of the Code.

(iii) For purposes of this Agreement, “Cause” shall mean (A) the willful and continued failure of Executive to perform substantially Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties, (B) the willful engaging by Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company, or (C) a willful and material violation of a material provision of the Company’s written policies, including, without limitation, the Company’s Code of Ethical Behavior; provided that no act, or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company; provided, further, that any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interest of the Company; provided, further, that any act or failure to act on the part of the Executive of which the Board has knowledge prior to the date of this Agreement shall not be considered “willful.” The termination of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described in clauses (A), (B) or (C) of this Section 8(a)(iii), and specifying the particulars thereof in detail.

(iv) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

(A) the Base Salary earned through the date of termination, which Base Salary shall be paid at the time specified in Section 3 above;

(B) to the extent Executive was employed on the last day of a fiscal year for which an Annual Bonus has not yet been paid to Executive pursuant to the terms of the Bonus Program, Executive will receive the Annual Bonus to which he would otherwise have been entitled for such fiscal year but for the fact that he is not employed on the applicable payment date for such Annual Bonus under Section 4 above, which Annual Bonus shall be paid at the time specified in Section 4 above;

(C) Reimbursement for any unreimbursed business expenses properly incurred by Executive prior to the date of Executive’s termination in accordance with Company policy, which reimbursement shall be made as provided in Section 7(a) above;

(D) payment for accrued vacation unused as of the date of termination pursuant to the terms of the Vacation Policy;

(E) the portion of the Retention Bonus, if any, that has become vested and nonforfeitable pursuant to Section 4(b); and

(F) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company in accordance with the terms of such plans (the amounts described in clauses (A) through (F) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 8(a)(iv), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

b. Termination Due to Death.

(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death.

(ii) Upon termination of Executive’s employment hereunder on account of Executive’s death, Executive’s estate shall be entitled to receive:

(A) the Accrued Rights;

(B) an amount equal to the Target Bonus for the year of Executive’s death multiplied by a fraction, the numerator of which shall equal the number of days Executive was employed by the Company in the Company fiscal year in which Executive’s termination of employment occurs and the denominator of which shall equal 365, paid in a lump sum within 30 days after the date of Executive’s death;

(C) an amount equal to the product of (w) the Company’s monthly COBRA premium in effect on the date of Executive’s termination of employment under the Company’s group health plan for the type of coverage in effect under such plan (e.g., family coverage) for Executive on the date of Executive’s termination of employment, and (x) 24 (the “COBRA Premium”), plus, to the extent Executive is entitled to continuation coverage (or assignment of the contract for any insured benefit) under the Company’s other welfare benefit plans pursuant to Section 6, an amount equal to the product of (y) the full monthly premium (or analogous charge for self funded coverage) chargeable to Executive as in effect on date of Executive’s termination of employment under such welfare benefit plans for the level and scope of coverage in effect under such plans for Executive immediately prior to such termination, and (z) 24 (the “Insurance Premium”), paid in a lump sum within 30 days after the date of Executive’s termination of employment;

(D) immediate, full vesting of all outstanding restricted stock vesting on a time-basis, but not on a performance-basis, stock options and all other long-term equity or other long-term incentive awards vesting on a time-basis then held by Executive;

(E) all outstanding stock options then held by Executive shall remain exercisable until the earlier of (x) 24 months following the effective date of such termination and (y) the expiration of the option term.

Following Executive’s termination of employment on account of Executive’s death, except as set forth in this Section 8(b)(ii), neither Executive nor his estate shall have any further rights to any compensation or any other benefits under this Agreement.

c. Termination Due to Disability.

(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s disability (as defined under the Company’s broad-based group long-term disability plan; such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

(ii) Upon Executive’s termination of employment hereunder on account of Executive’s Disability, Executive shall be entitled to receive:

(A) the Accrued Rights;

(B) an amount equal to the Target Bonus for the year of Executive’s termination of employment multiplied by a fraction, the numerator of which shall equal the number of days Executive was employed by the Company in the Company fiscal year in which Executive’s termination of employment occurs and the denominator of which shall equal 365, paid in a lump sum at the same time as the Annual Bonus for the year of Executive’s termination of employment would have been paid to Executive had he not terminated employment;

(C) the COBRA Premium and Insurance Premium (provided, for the avoidance of doubt, the Insurance Premium shall be determined on the basis of Executive’s termination of employment other than due to his death), paid in a lump sum within 30 days after the date of Executive’s termination of employment;

(D) immediate, full vesting of all outstanding restricted stock vesting on a time-basis, but not on a performance-basis, stock options and all other long-term equity or other long-term incentive awards vesting on a time-basis then held by Executive;

(E) all outstanding stock options then held by Executive shall remain exercisable until the earlier of (x) 24 months following the effective date of such termination and (y) the expiration of the option term.

Following Executive’s termination of employment due to Executive’s Disability, except as set forth in this Section 8(c)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

d. Termination by the Company Without Cause or Resignation by Executive for Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason.

(ii) For purposes of this Agreement, “Good Reason” shall mean, in the absence of Executive’s written consent:

(A) assignment to Executive of any duties materially inconsistent with Executive’s position(s) (including titles and reporting requirements), authority, duties, responsibilities, or any other action by the Company which results in a diminution in such position(s), authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

(B) failure to maintain Executive in the positions set forth in Section 2 hereof (including, without limitation, a failure to elect and re-elect Executive as a member of the Board);

(C) a material breach by the Company of a material provision of this Agreement, in any case which has not been cured by the Company within thirty (30) days after written notice of such action, breach or noncompliance has been given by Executive to the Company;

(D) requiring Executive to be based at any office or location more than 35 miles from the Company’s principal offices as currently located in Palm Beach County, Florida;

(E) after a Change of Control occurring following the date of this Agreement, a termination by Executive for any reason during the 30-day period immediately preceding the first anniversary of the effective date of such Change of Control (a “Window Period Termination”); or

(F) expiration of the Employment Term due to the Company’s provision of notice to Executive during the Notice Period that the Employment Term shall not be extended pursuant to Section 1.

(iii) Upon Executive’s termination of employment initiated by the Company without Cause (other than by reason of death or Disability) or by Executive for Good Reason, Executive shall be entitled to receive:

(A) the Accrued Rights;

(B) the COBRA Premium and Insurance Premium (provided, for the avoidance of doubt, the Insurance Premium shall be determined on the basis of Executive’s termination of employment other than due to his death or Disability), paid in a lump sum within 30 days after the date of Executive’s termination of employment; and provided further that, in the event that such termination of employment occurs within three years following a Change of Control that occurs after the date of this Agreement, the COBRA Premium and the Insurance Premium shall be determined by substituting “36” for “24” in clauses (x) and (z) of Section 8(b)(ii)(C) hereof;

(C) an amount equal to a pro rata portion of the Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof in respect of the fiscal year in which Executive’s termination of employment occurs (based on the Company’s actual performance for such fiscal year), where such pro-rata portion shall be determined by multiplying the full amount of the Annual Bonus for such year by a fraction, the numerator of which shall equal the number of days Executive was employed by the Company in the Company fiscal year in which Executive’s termination of employment occurs and the denominator of which shall equal 365, paid in a lump sum at the same time as the Annual Bonus for the year of Executive’s termination of employment would have been paid to Executive had he not terminated employment;

(D) a cash payment equal to the greater of (I) 2 times the sum of (x) the Base Salary in effect on the date of Executive’s termination of employment, and (y) the Target Bonus in effect on the date of Executive’s termination of employment, and (II) $5,200,000, paid in a lump sum within 30 days following the date of Executive’s termination of employment;

(E) immediate, full vesting of all outstanding restricted stock vesting on a time-basis, but not on a performance-basis, stock options and all other long-term equity or other long-term incentive awards vesting on a time-basis then held by Executive; and

(F) all outstanding stock options then held by Executive shall remain exercisable until the earlier of (x) 24 months following the effective date of such termination and (y) the expiration of the option term.

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in this Section 8(d)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

e. Change of Control Definition.

(i) For purposes of this Agreement, subject to Section 8(e)(ii) below, a “Change of Control” shall mean the occurrence of any of the following after the date of this Agreement:

(A) if any “person” or “group” as those terms are used in Sections 12(d) and 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than an Exempt Person (as defined below), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more (the “CIC percentage”) of the combined voting power of the Company’s then outstanding securities (provided, however, that if such a person or group first obtains the approval of the Board to acquire the CIC percentage, then no Change of Control shall be deemed to have occurred unless and until such person or group obtains a CIC percentage ownership of the combined voting power of the Company’s then outstanding securities without having first obtained the approval of the Board); and provided further that, solely for purposes of determining whether a Change of Control has occurred for purposes of a potential Window Period Termination under Section 8(d)(ii)(E) of this Agreement, the CIC percentage shall equal 30%; or

(B) if any “person” or “group” as those terms are used in Sections 12(d) and 13(d) of the Exchange Act, other than an Exempt Person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing greater than 50% of the combined voting power of the Company’s then outstanding securities, whether or not the Board shall have first given its approval to such acquisition; or

(C) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(D) the consummation of a merger or consolidation of the Company with any other corporation; provided, however, a Change of Control shall not be deemed to have occurred (i) if such merger or consolidation would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) either directly or indirectly more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) if the corporate existence of the Company is not affected and following the merger or consolidation, the majority of the Company’s Executive Committee, or if no such body then exists, the Chief Executive Officer, Chief Financial Officer and Presidents (or other heads, regardless of title) of the principal operating units of the Company retain their positions with the Company and the Directors of the Company prior to such merger or consolidation constitute at least a majority of the Board of the Company or the entity that directly or indirectly controls the Company after such merger or consolidation; or

(E) the sale or disposition by the Company of all or substantially all the Company’s assets, other than a sale to an Exempt Person; or

(F) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

As used above, the term “Exempt Person” shall mean any employee benefit plan of the Company or a subsidiary or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of the Company or a subsidiary.

(ii) For the avoidance of doubt, except for purposes of Section 5(b) hereof, the BC Partners Investment shall be deemed not to have constituted a Change of Control under this Agreement. Additionally, for purposes of determining whether any Change of Control occurs after the date of this Agreement, any sale or transfer by BC Partners or their affiliates of equity interests in the Company (other than a sale occurring together with one or more other shareholders of the Company acting as a group as part of a single transaction) shall be disregarded, and any acquisition or continued holding by BC Partners or their affiliates of equity interests in the Company shall be disregarded for purposes of Section 8(e)(i)(A).

f. Six Month Delay. Notwithstanding the payment timing specified above, in the event Executive is a “specified employee” on the date of Executive’s termination of employment with the Company, as determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of Executive’s “separation from service,” any payment to be made under Sections 4(b), 8(c)(ii)(B), 8(c)(ii)(C), 8(d)(iii)(B), 8(d)(iii)(C) and 8(d)(iii)(D) above shall be paid to Executive within five business days after expiration of the date that is six months after the date of such “separation from service” (if Executive dies after the date of Executive’s termination of employment with the Company but before payment of the lump sum, such payments will be paid to Executive’s estate as a lump sum and without regard to any six-month delay that otherwise applies to specified employees). For purposes of this Agreement, “specified employee” shall be defined as provided in Section 409A(a)(2)(B)(i) of the Code, “specified employee identification date” shall be defined as provided in Treasury Regulation §1.409A-1(i), and “separation from service” shall be defined as provided in Section 409A(a)(2)(A)(i) of the Code.

g. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13(l) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

h. Board/Committee Resignation. Upon termination of Executive’s employment hereunder for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof), the boards of directors (and any committees thereof) of any of the Company’s affiliates and any other positions with the Company and its affiliates.

9. Non-Competition.

a. Executive acknowledges that in the course of Executive’s employment with the Company, Executive shall become familiar with the Company’s trade secrets and with other Confidential Information (as defined below) concerning the Company and its subsidiaries and that Executive’s services shall be of special, unique and extraordinary value to the Company and its subsidiaries. Therefore, and in consideration of the payments made to Executive hereunder, Executive agrees as follows

(i) During the Employment Term and, except as provided below, for a period of two years following the date of termination of Executive’s employment with the Company (the “Restricted Period”), Executive shall not directly, or indirectly through another entity, enter the employ of, or render any services to, or own or have any interest in, manage, control, participate in, consult with, or in any manner engage in any business for any Competitor, as such Competitor’s business exists or is in process on the date of the termination of Executive’s employment with the Company, within any geographical area in which the Company or any of its subsidiaries engage in such businesses on the date of termination of Executive’s employment with the Company. A “Competitor” shall be defined as an office products retailer, and (except as set forth below) specifically excludes a retail business selling office products and supplies as a minor portion of its business and any business that otherwise would be a direct competitor if (A) average annual store or other organizational unit sales from the sale of office products and supplies is less than 10% of such sales of the Company and (B) the total annual sales of office products and supplies for any such business is less than 10% of such business’ total gross sales; provided, a Competitor shall include Staples, OfficeMax, Corporate Express, Costco, BJs, Wal-Mart or Sam’s Club; provided, further, that with respect to Costco, BJs, Wal-Mart or Sam’s Club, the applicable Restricted Period shall be one year following the date of Executive’s termination of employment with the Company; and provided, further, that upon Executive’s termination of employment by the Company without Cause or by Executive’s resignation for Good Reason at any time, or Executive’s termination of employment for any reason after Executive has been employed by the Company continuously for a 3-year period, Costco, BJs, Wal-Mart and Sam’s Club shall not be deemed a Competitor unless at the time such determination is made, any of such companies otherwise meets the definition of Competitor as stated in this subsection (i);

(ii) During the Restricted Period, Executive will not directly or indirectly through another entity:

(A) induce or attempt to induce any employee of the Company or any subsidiary to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary and any employee thereof; or

(B) hire any person who was, at any time during the six-month period prior to the date of termination of Executive’s employment, an employee of the Company or any subsidiary at any time during the Employment Term; or

(C) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any subsidiary (including, without limitation, making any negative statements or communications about the Company or its subsidiaries).

(iii) Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as Executive has no active participation in the business of such corporation.

b. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if, at the time of enforcement of this Agreement, any court shall hold that the duration, scope or geographical restrictions stated herein are unreasonable under the circumstances then existing, the parties agree that it is their mutual desire and intent that the Company shall be afforded the maximum duration, scope or area reasonable under such circumstances, and each of them hereby requests such court to reform this Agreement so that the maximum duration, scope and geographical restrictions available under applicable law at the time of enforcement of this Agreement shall be substituted by such court for the stated duration, scope or geographical area stated herein and that the court shall be allowed to revise the restrictions contained in this Agreement to such provisions as are deemed reasonable by the court at the time such enforcement is requested.

Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

10. Confidentiality; Work Product.

a. Confidential Information.

(i) Executive acknowledges that the information, observations and data obtained by Executive while employed by the Company and its subsidiaries concerning the business or affairs of the Company or any subsidiary of the Company (“Confidential Information”) are the property of the Company or such subsidiary. Therefore, Executive agrees that Executive shall not disclose to any unauthorized person or use for Executive’s own purposes any Confidential Information without the prior written consent of the Company, unless and to the extent that (i) such disclosure is necessary (in Executive’s reasonable judgment) for Executive to discharge Executive’s duties set forth in Section 2 of this Agreement during the Employment Term or (ii) the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company at the termination of Executive’s employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, disks, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any subsidiary which Executive may then possess or have under Executive’s control.

b. Work Product.

(i) Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company’s or any of its subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company and its subsidiaries (“Work Product”) belong to the Company and/or such subsidiary. Executive shall promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after employment) to establish and confirm such ownership (including, without limitation, the execution of assignments, consents, powers of attorney and other instruments).

(ii) Notwithstanding the obligations set forth in Section 9 and this Section 10, after termination of Executive’s employment with the Company, Executive shall be free to use Residuals of the Company’s Confidential Information and Work Product for any purpose, subject only to its obligations with respect to disclosure set forth herein and any copyrights and patents of the Company. The term “Residuals” means information in non-tangible form that may be retained in the unaided memory of Executive derived from the Company’s Confidential Information and Work Product to which Executive has had access during his or her employment with the Company. Executive may not retain or use the documents and other tangible materials containing the Company’s Confidential Information or Work Product after the termination of his or her employment with the Company.

c. The provisions of this Section 10 shall survive the termination of Executive’s employment for any reason.

11. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of the breach or any threatened breach by Executive of any of the provisions of Section 9 and Section 10 of this Agreement, the Company, in addition and supplementary to any and all other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce this Agreement or to prevent any violations or threatened violations of the provisions hereof and shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement (without being required to post any bond or other security to secure such relief). In addition, in the event of any breach or violation by Executive of the provisions of Section 9 and Section 10 of this Agreement, the Restricted Period shall be tolled until such breach or violation has been duly cured and thereafter the Restricted Period shall be extended for an additional period of time equivalent to the time during which Executive was in breach of this Agreement.

12. Section 280G.

a. In the event that part or all of the consideration, compensation or benefits to be paid to Executive under this Agreement together with the aggregate present value of payments, consideration, compensation and benefits under all other plans, arrangements and agreements applicable to Executive, constitute “excess parachute payments” under Section 280G(b) of the Code subject to an excise tax under Section 4999 of the Code (collectively, the “Parachute Amount”) the amount of excess parachute payments which would otherwise be payable to Executive or for Executive’s benefit under this Agreement shall be reduced to the extent necessary so that no amount of the Parachute Amount is subject to an excise tax under Section 4999 (the “Reduced Amount”); provided that such amounts shall not be so reduced if, without such reduction, Executive would be entitled to receive and retain, on a net after tax basis (including, without limitation, after any excise taxes payable under Section 4999), an amount of the Parachute Amount which is greater than the amount, on a net after tax basis, that Executive would be entitled to retain upon receipt of the Reduced Amount.

b. If the determination made pursuant to Section 12(a) results in a reduction of the payments that would otherwise be paid to Executive except for the application of Section 12(a), such reduction in payments due under this Agreement shall be first applied to reduce any cash severance payments that Executive would otherwise be entitled to receive hereunder and shall thereafter be applied to reduce other payments and benefits in a manner that would not result in subjecting Executive to additional taxation under Section 409A of the Code. Within ten days following such determination, but not later than thirty days following the date of the event under Section 280G(b)(2)(A)(i), the Company shall pay or distribute to Executive or for Executive’s benefit such amounts as are then due to Executive under this Agreement and shall promptly pay or distribute to Executive or for his benefit in the future such amounts as become due to Executive under this Agreement.

13. Miscellaneous.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflicts of laws principles thereof.

b. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e. Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

f. Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, and compensation earned from such employment or otherwise shall not reduce the amounts otherwise payable under this Agreement. No amounts payable under this Agreement shall be subject to reduction or offset in respect of any claims which the Company or any of its subsidiaries (or any other person or entity) may have against Executive.

g. Indemnification; Director’s and Officer’s Liability Insurance. Executive shall be entitled to indemnification at all times during and after the Employment Term to the maximum extent permitted under the Company’s Certificate of Incorporation or By-Laws and applicable law. The Company shall maintain Director’s and Officer’s liability insurance on behalf of Executive at all times during and after the Employment Term for acts and omissions during the Employment Term to the same extent such coverage is maintained for directors and other senior executives of the Company.

h. Resolution of Disputes. All disputes and controversies arising under or in connection with this Agreement shall be settled by arbitration conducted before one arbitrator sitting in Palm Beach County, Florida, or such other location agreed by the parties hereto, in accordance with the rules for expedited resolution of employment disputes of the American Arbitration Association then in effect. The determination of the arbitrator shall be made within thirty days following the close of the hearing on any dispute or controversy and shall be final and binding on the parties. The parties shall be entitled to take discovery in such proceedings, in accordance with the Federal civil rules, including, without limitation, propounding interrogatories, requests for admission and taking depositions of parties and witnesses. Each party shall be entitled to present the testimony of one or more expert witnesses in such arbitration. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

i. Costs of Proceedings. The Company shall pay or reimburse Executive for all reasonable fees of professionals and experts and other costs and fees incurred by Executive in connection with any arbitration relating to the interpretation or enforcement of any provision of this Agreement if Executive prevails on any substantive issue in such proceeding. However, to the extent that any such payment or reimbursement does not qualify for exclusion from Federal income taxation, the Company will make the payment or reimbursement only if Executive incurs the corresponding expense during the term of this Agreement or at any time following a separation from service of Executive and Executive submits the request for reimbursement no later than two months prior to the last day of the calendar year following the calendar year in which the expense was incurred so that the Company can make the payment or reimbursement on or before the last day of the calendar year following the calendar year in which the expense was incurred; the amount of expenses eligible for such payment or reimbursement during a calendar year will not affect the amount of expenses eligible for such payment or reimbursement in another calendar year, and the right to such payment or reimbursement is not subject to liquidation or exchange for another benefit from the Company. Notwithstanding the foregoing, in the event Executive is a “specified employee” on Executive’s date of termination (as determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of Executive’s “separation from service”), and to the extent that any portion of such payments and/or reimbursements both (x) do not qualify for exclusion from Federal income taxation and (y) relate to expenses that were triggered by Executive’s “separation from service,” such payments and/or reimbursements shall be made no earlier than the date that is six months after the date of such “separation from service” (if Executive dies after Executive’s date of termination but before such payments and/or reimbursements have been made, such payments will be made and/or such reimbursements will be paid to Executive’s estate, as applicable, without regard to any six-month delay that otherwise applies to specified employees).

j. Legal Fees. The Company shall pay all reasonable attorneys fees incurred by Executive in connection with the negotiation and finalization of this Agreement or any amendment thereto, not to exceed $20,000 per calendar year in each such instance (or such greater amount as the circumstances warrant, as determined by the Compensation Committee of the Board or the full Board, in its sole discretion); provided, however, that the limit for the 2010 calendar year shall be $30,000. The Company will pay such expense as soon as administratively practicable after the date on which Executive substantiates to the Company in writing the amount of such expense but in no event later than the last day of the calendar year following the calendar year in which the expense was incurred. Executive must provide such written substantiation in time for the Company to make such payment by the last day of the applicable calendar year. The amount of expenses eligible for payment under this subsection (j) during a calendar year will not affect the amount of expenses eligible for payment under this subsection (j) in another calendar year, and the right to such payment is not subject to liquidation or exchange for another benefit from the Company.

k. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

l. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Office Depot, Inc.

2200 Old Germanton Road

Delray Beach, FL 33445

Attention: General Counsel

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company, with a copy to:

Vedder Price P.C.

222 North LaSalle Street

Suite 2600

Chicago, IL 60601

Attention: Robert J. Stucker

m. Executive Representation. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity (other than as specifically referenced in this Agreement) that has not been disclosed by Executive to the Company and that prohibits or restricts the acceptance of employment with the Company and the performance of Executive’s duties hereunder and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that Executive has had an opportunity to consult with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.

n. Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates, including, without limitation, the Original Agreement. In the event of any conflict between any provision of this Agreement and any provision of any other agreement, policy, plan or other document, the provision of this Agreement shall control.

o. Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. This provision shall survive any termination of this Agreement. If occurring after termination of Executive’s employment, the Company shall advance to Executive all transportation, lodging, meal and other reasonable costs incurred by Executive therefor.

p. Withholding Taxes and Section 409A. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. It is intended, and this Agreement will be so construed, that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall either be exempt from or comply with the provisions of Section 409A so as not to subject Executive to the payment of interest and/or any tax penalty that may be imposed under Section 409A. Executive acknowledges and agrees that the Company has made no representation to Executive as to the tax treatment of the compensation and benefits provided pursuant to this Agreement and that Executive is solely responsible for all taxes due with respect to such compensation and benefits.

q. Survival. Any provision of this Agreement that, by its terms, including but not limited to Sections 4(b), 8, 9, 10, 11, 12 and 13, survives the termination of Executive’s employment or the Employment Term hereunder shall remain in full force and effect pursuant to such terms following any such termination.

r. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

* * * * *

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

OFFICE DEPOT, INC.

/s/ Elisa Garcia
By:	Elisa Garcia

/s/ Neil R. Austrian
By:	Neil R. Austrian
Lead Director

STEVE ODLAND

/s/ Steve Odland
Executive